Exhibit 4.96

DOMAIN NAME ASSIGNMENT AGREEMENT

This Domain Name Assignment Agreement (the “Agreement”) is entered into as of January 12, 2006 between the following parties.

Assignor:	Shanghai Magma Digital Technology Co. Ltd.
Legal Address:	17F, YunHai Garden No. 118 QingHai Road, Shanghai China

Assignee:	Hurray! Times Communications (Beijing) Ltd.
Legal Address:	No. B07, Floor B, Tong Heng Plaza, No. 4 Huayuan Road, Haidian District, Beijing

WHEREAS, the Assignor is a limited company registered in Shanghai under the laws of the People’s Republic of China (the “PRC”) and owns certain domain names of Magma-land.com and Magma-digital.com (the “Domain Names”).

WHEREAS, the Assignee is a wholly foreign-owned enterprise registered under the laws of the PRC in Beijing;

WHEREAS, the Assignor agrees to assign the Domain Names to the Assignee and the Assignee agrees to accept the assignment of the Domain Names.

NOW, THEREFORE, the parties agree as follows:

1.	Transfer of Domain Names

The Assignor agrees to change the registered owner of the Domain Names to the Assignee and the Assignee agrees to accept the change of the registered owner of the Domain Names. The Assignee shall pay the Assignor an amount of RMB1,000 yuan as a transfer fee for the Domain Names transferred hereunder.

2.	Registration Fees

The registration for the change of the registered owner of the Domain Names shall be undertaken by the Assignor and the Assignor shall bear the registration fees incurred hereby.

3.	Representations and Warranties

3.1	The Assignor hereby represents and warrants as follows:

3.1.1	the Assignor is a limited liability company duly registered and validly existing under the laws of the PRC.

3.1.2	the Assignor has the exclusive ownership of the Domain Names and no rights of any third party is prejudiced due to the use of the Domain Names. There is no litigation or any other disputes arising from or relating to the Domain Names.

3.1.3	the Assignor executes and performs this Agreement within its corporate authority and business scope; it has obtained all consents and approvals of any other third party and government authority necessary for this Agreement, and shall not be against any enforceable and effective laws or contracts.

3.1.4	once this Agreement is duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignor and is enforceable against it in accordance with its terms.

3.1.5	the Assignor has never licensed and will never license the Domain Names to any third party;

3.1.6	the Assignor will not engage in any action that will be of detriment to the validity of the Domain Names after the completion of the assignment.

3.2	The Assignee hereby represents and warrants as follows:

3.2.1	the Assignee is a wholly foreign-owned enterprise duly registered and validly existing under the laws of the PRC.

3.2.2	the Assignee executes and performs this Agreement within its corporate authority and business scope and has obtained all consents and approvals of any other third party and government authority necessary for this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3	once this Agreement is duly executed by both parties, it will constitute a legal, valid and binding agreement of the Assignee and is enforceable against it in accordance with its terms.

4.	Effective Date and Term

This Agreement is duly executed by their authorized representatives as of the date first set forth above and shall be effective simultaneously.

5.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation within 30 days after one party asks for consultation, each party can submit such matter to the China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

6.	Applicable Law

The validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC.

7.	Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both parties. The amendment and supplement duly executed by both parties shall form a part of this Agreement and shall have the same legal effect as this Agreement.

8.	Severability

Any provision of this Agreement which is invalid or unenforceable in a jurisdiction due to conflict of law shall, in that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provision of this Agreement invalid or unenforceable in any other jurisdiction.

9.	Miscellaneous

This Agreement shall be executed in Chinese in duplicate.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

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By:
The Assignor : Shanghai Magma Digital Technology Co. Ltd.

Authorized Representative:

By:
The Assignee: Hurray! Times Communications (Beijing) Ltd.

Authorized Representative:

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